CONTRACT OF CHINESE FOREIGN JOINT VENTURE


                    Chapter 1 General Principles


     United Lube Oil Corporation, which belongs to the Chinese Oil and Natural Gas Corporation, and XCL China Ltd., a corporation formed under the laws of the British Virgin Islands, and a wholly owned subsidiary of XCL Ltd., according to the "Law of Chinese Foreign Joint Ventures of the People's Republic of China", on the basis of equality and mutual benefit, through friendly consultation, agree to set up a joint venture in LangFang city, Hebei province of the People's Republic of China and conclude this Contract.

            Chapter 2 Each Side of the Joint Venture

     Item 1:   The sides of the Joint Venture

     Side A: United Lube Oil Corporation

Registration place: LangFang, Hebei, China

Legal location: No. 1 Weishi Street, Development Area District,
LangFang City, Hebei Province, China.

Name of the legal representative: Ge Tingen
Position:     General Manager
Nationality:     P.R.C.

     Side B: XCL China Ltd.

Registration place: Offices of Ansbacher B.V.I. Limited, P.O. Box
659, Road Town Tortola, British Virgin Islands

Legal location: 110 Rue Jean Lafitte, Lafayette, Louisiana, USA
70510

Name of the legal representative: John C. Chandler
Position:     Chairman of the Board
Nationality:     USA

          Chapter 3 The Establishment of the Joint Venture

     Item 2: According to the "Law of Chinese Foreign Joint
Ventures of the People's Republic of China" and other corresponding laws, both sides agree to establish the joint venture in China.

     Item 3: Name of the joint venture in Chinese: You Te Lu An
Gao Ji Run Hua You You Xian Gong Si

Name in English: United XCL Lube Oil Co. Ltd.

Legal location: No. 1 Weishi Street, Development Area District,
LangFang City, Hebei Province, China

     Item 4: This joint venture is a legal entity of China. All its activities must be in accordance with Chinese laws and at the same time be protected by the laws.

     Item 5: This joint venture is a limited liability corporation. All of its assets will be available to satisfy any legal liability to its creditors. The liability of each side will be limited t its agreement to pay its share of the registered capital of the joint venture at the time, and on the terms and conditions, set forth in this Contract. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions of the registered capital.

      Chapter 4 Scope and Scale of Manufacturing and Operation

     Item 6: Scope of Operation. The joint venture shall engage in the manufacturing and selling of high quality lubricating oil and related products and in research and development of new products. The joint venture will enhance economic cooperation and technical exchanges, improve product quality, develop new products, and strive for a competitive position in the world market in quality and price by adopting advanced and appropriate technology and scientific management methods, so as to raise economic results and ensure satisfactory economic benefits for both sides.

     Item 7A: The scope of production of the joint venture company will be the production and marketing of lubricating oil, including cooperation with CNPC oil field refineries to upgrade refinery facilities to assure quality and quantity of lubricating oil base stocks and products for the joint venture. Initially, the production base of the joint venture will include the following:

     1. LangFang Plant. The LangFang Plant will be the initial production base of the joint venture in the northern part of China. The approximate initial capacity of the existing LangFang Plant is 15,000 metric tons per year. The joint venture will retexture the LangFang Plant to increase capacity. After retexturing, the capacity of the LangFang Plant will be approximately 30,000 metric tons per year.

     Item 7B: Once the retexturing of the LangFang plant is complete, the parties agree to expand the production and marketing of lubricating oil produced by the joint venture. Subject to the approvals of the necessary authorities, the scope of the cooperation of the parties would be expanded to -include additional matters. At this time, the parties agree that the joint venture will explore the feasibility of constructing an additional plant to be located in Tianjin, which, after going into operation, will have a total capacity of approximately 100,000 metric tons per year. The design capacity of the plant will be approximately 40,000 metric tons per year (based on one shift.)

        Chapter 5 Total Investment and Registered Capital

     Item 8: The total investment of the joint venture is $12,225,000 US. The amount of the investment from both sides is $4,900,000 US, which is forty (40%) percent of the total investment and is the registered capital of the joint venture. Side A shall contribute 51% of the registered capital. Side B shall contribute 49% of the registered capital.

     Item 9: Side A and Side B will contribute the following as their investment:

     (1) As its contribution to the registered capital of the joint venture, Side A will contribute the following item:

     (a) LangFang Plant with a value of $2,499,000 US, which is 51% of the registered capital.

     (2) As its contribution to the registered capital of the joint venture, Side B will contribute the following items:

     (a) Cash $1,100,000 US for the retexturing of the LangFang
Plant;

     (b) Its rights concerning the preformation contribution of $600,000 US used for land use rights for the Tianjin property; and
     (c) Cash $701,000 US, at least $100,000 of which will be used for sales training and marketing investigation and study under the direction of Side B as approved by Side A, and the balance will be used for working capital needs of the joint venture.

     Agreements for the contribution of the land use rights at the LangFang Plant, and the Tianjin Nanjiang land use rights shall be concluded separately, and shall form part of this Contract.

     Item 10: The registered capital of the joint venture company shall be paid in installments as follows:
(1) The first instalment of the registered capital shall be paid as soon as practicable after the license of the joint venture is issued, but in no case later than the later of September 15,1995 or one (1) month after this license is issued, as follows:

(a) Side A shall contribute the LangFang Plant (including the workshop and the facility) and land use rights, which is worth $2,499,000 US.

(b) Side B shall contribute $550,000 US to be used for the retexturing of the LangFang Plant. The $550,000 US shall be placed in a trust account established in a mutually acceptable bank in China, and draws shall be made on those funds only for expenditures for the retexturing of the LangFang Plant that have been approved by both sides, and are in accord with the feasibility study for the retexturing of the LangFang Plant.

(2) Side B shall pay its second installment of the registered capital in the amount of $550,000 to be used for the retexturing of the LangFang Plant on or before the later of October 30, 1995, or 45 days after the payment of the first instalment of the registered capital. The $550,000 US shall be placed in a trust account established in a mutually acceptable bank in China, and draws shall be made on those funds only for expenditures for the retexturing of the LangFang Plant that have been approved by both sides, and are in accord with the feasibility study for the retexturing of the LangFang Plant.

(3) Side B shall pay the balance of its registered capital of the joint venture at the times set forth below, provided that the marketing study of the Chinese domestic market that has been agreed to by both sides has been completed by that time.

    Installment Number    Payment Date     Installment Amount
    ------------------    ------------     ------------------
     Third Instalment     December 30,1995     $200,000 US
     Fourth Instalment    February 28,1996      200,000 US
     Fifth Instalment     April 30,1996         200,000 US
     Sixth Instalment     June 30,1996          101,000 US

(4) Side B shall contribute its rights concerning the preformation payment used to secure land use rights at Tianjin Nanjiang, which represents $600,000 of Side B's registered capital. If both sides agree that the joint venture should not construct the Tianjin Nanjiang plant or make other use of the land in the Tianjin Nanjiang harbor for the benefit of the joint venture, Side A shall obtain the return of the $600,000 US preformation payment to the joint venture. This $600,000 US will then be used by the joint venture for the production and operation needs of the joint venture. [If both sides agree to construct the Tianjin Nanjiang- plant or make other use of the land in the Tianjin Nanjiang harbor for the benefit of the joint venture then the additional investment of Side A and Side B for this work will be adjusted so that the actual investment of Side A will continue to be 51% and the actual investment of Side B will continue to be 49%.]

     Other articles related to the additional items in the additional investment which is agreed upon and carried out by both parties in Item 7B will be negotiated separately.

     All these investments of the registered capital should be placed in a trust account established in a mutually acceptable bank in China, and draws shall be made on those funds only for expenditures for the construction and operation of the joint venture, subject to both side's consent.

     The exchange rate between American currency and Chinese currency will be based on the rate published by the China
National Foreign Currency Administration Bureau at the date of the payment.

     Item 11: The investment from each side must be assessed by accountants registered in China and a valuation assessment or verification report must be issued. The joint venture will issue the investment certificates for both sides according to the report.

     Item 12: During the operating period of the joint venture, neither of the two (2) sides can reduce the registered capital.

     Item 13: If both of the two (2) sides agree and upon a vote of the board of directors, the joint venture may increase its registered capital after getting approval from the original approval authority. The increase in the registered capital will be reported to the original registration institution, if required.

     Item 14: If either of the two (2) sides wants to transfer all or part of its interest In the joint venture to a third party, before the transfer can take place, it must be agreed by the other side and approved by the original approval authority, and reported to the original registration institution.

     When either of the two (2) sides wants to transfer all or part of its investment, the other side has the priority in buying for thirty (30) days after the day the transferring side informs it, and on the same terms and conditions as the proposed transfer to the third party.

     Both sides shall have the rights to assign their respective interest(s) and(or) obligation(s) under this agreement to their subsidiary corporation(s) which will be formed for the purpose
of  this  Joint  Venture.    Except  for  transfers to such
subsidiaries, all transfers that violate the above items are invalid.

              Chapter 6 Loan of the Joint Venture

     Item 15: In the total amount of investment, besides the $4,900,000 US from the two (2) sides, additional financial resources are still needed to meet the requirements of the joint venture company. Side B agrees to make application for a loan from financial institutions abroad. The joint venture will sign loan and security agreements that are required by the lender as a condition for financing.

     Repayment of the loan, together with all interest, fees, guarantee expenses and other expenses (including the expenses of negotiating and documenting the loan) shall be borne by the joint venture.

     Item 16: Each side of the joint venture agrees to guarantee to the loan as required by the lender. However, if either side pays more than its share of the guarantee based on its investment proportion, the other side shall reimburse for the portion of the excess.

            Chapter 7 The Responsibility of Each Side

Item 17: The responsibility of Side A is:

     1. Apply to the responsible authorities In China, register and get the operating license and obtain any necessary permits;
     2. Apply for and obtain the right of using the land from the land authorities in China and go through the procedures to obtain all necessary approvals for the transfer of land use rights to the joint venture;
     3. Participate with Side B in the design and construction
of the factory building and other installations, all in accord with the modern standards for design and construction;
     4. Supply the contributions according to the stipulation in
Item 9;
     5. Assist in all the procedures for customs, transportation and commodity inspect ion of the importing equipment and raw materials;
     6. According to Item 15, help to get loans and provide the required guarantee and other assistance in loan application;
     7. Help to purchase or rent equipment, materials, office
space and furnishings,     transportation     facilities and
communication apparatus;
     8. Help to make sure of the use of the infrastructures such as water, electricity, transportation and so on;
     9. Help to recruit the management and technical personnel, workers and other demanding personnel in the locality;
    10. Help the foreign personnel to handle the entry and travel formalities and get the working license;
    11. Be responsible for producing the products that are up to standard and open the Chinese market under the strategy set by the joint venture;
    12. Handle other matters entrusted by the joint venture;
    13. Within the sales quantity of naphthenic products decided by the board of directors of the joint venture, provide guaranties of the quantity and quality of naphthenic base products at reasonable international market prices to be sold in the international market.
    14. Cooperate with Side B to raise the management standard of the joint venture with the objective of achieving ISO 9000 standards within five years.
    15. Help negotiate cooperative ventures with CNPC owned refineries to improve the quality of the base oil available to the joint venture.

     Item 18: The responsibility of Side B:

     1. Participate with Side A in the design and construction of the factory building and other installations, all in accord with the modern standards for design and construction;
     2. Supply the contributions of the investment according to the stipulation in Item 9;
     3. According to Item 15, help to get loans and provide corresponding guarantee;
     4. Help to purchase the machines, equipment and materials abroad;
     5. Provide technical assistance in installing and adjusting the equipment and the technicians required for manufacturing and checking;
     6. Help to train the technicians and workers;
     7. Be responsible for supplying the formula of the high quality lubricating oil to the joint venture;
     8. Based on the performance of Side A of the conditions set forth in Item 17.13, be responsible to open the international
market for naphthenic based lubricating oil;
     9. Raise the management standard of the joint venture with the objective of achieving ISO 9000 standards within five years with the assistance of Side A;
    10. Recommend the marketing strategy for the joint venture, which must be approved by Side A;
    11. Handle other matters entrusted by the joint venture;
    12. Help negotiate cooperative ventures with CNPC owned refineries to improve the quality of the base stock available to the joint venture;
    13. Provide the legal documents required by the Chinese government to establish the joint venture in a timely fashion.

                    Chapter 8 The Board

     Item 19: The board is created on the day that the joint venture is registered.

     Item 20: The board is made up of eight (8) members, of which four (4) will be from Side A and four (4) will be from Side B.

The chairman of the board is designated by Side A and the deputy chairman is designated by Side B. Every director has one vote right.

     Item 21: The office term of the directors is four (4) years and they can be redesignated. If a director resigns, retires or is removed, his successor will be designated by the side that originally designated that director.

     Item 22: The board has the highest power in deciding all the important matters of the joint venture. On matters of general governance, the board of directors enjoys the following rights:

     (l) Decide on the operation plan and investment schedule of the joint venture;
     (2) approve the annual budget plan and final accounting statement of the joint venture;
     (3) approve the joint venture's plan of profit allocation and loss compensation;
     (4) decide on the form of the possible merger, consolidation,or other business combination with other economic institutions and on the plan of dissolving and liquidating the joint venture;
     (5) decide on the disposition of the organization of the joint venture;
     (6) hire and fire the president of the joint venture, hire and fire the vice president, and financial manager according to the president's denomination and decide on these personnel's salary;
     (7) approve the internal management structure of the joint venture in accordance with this Contract.

On matters of general governance, the decision of the board can be made by a vote of an absolute majority of the members of the board of directors. If the board cannot decide because the directors are evenly divided, then the Chairman of the Board and the Vice Chairman of the Board shall resolve the issue through mutual consultation.

     Of the matters below, the decision can be made only if all of the members of the board who attend the board meeting at which a quorum is present agree:

     1. The revision and modification of the articles of association of the joint venture;
     2.  Ending or dissolving the joint venture;
     3. The modifying of the registered capital of the joint venture; mortgaging assets;
     4. Merger, consolidation or other business combination with other economic institutions;
     5. To apply for loans or provide guaranties outside of China
     6. Transfer of part of shares or the all of its shares to a third party.

     Item 23: The chairman of the board is the legal representative of the joint venture. When the chairman can't perform his duty for some reason, he may vest the deputy chairman or other director with his authority temporarily.

     Item 24: The chairman of the board must call and preside over at least two (2) meetings a year. If more than one-third (1/3) of the directors suggest, the chairman must call a provisional meeting. The minutes of the meeting must be preserved on file. In order for it to be a duly constituted meeting, the board meeting must be attended by more than two-thirds (2/3) of the directors.

     In general, the board meeting should be held at the legal location of the joint venture or such other place as may be approved by the board and meetings will be held semi-annually each year.

     Item 25: The wages of the directors who do not hold a position in the joint venture are born by the designating side
The expenses of the board meeting are borne by the joint venture up to the limits set in the budget.

               Chapter 8A Auditing Committee

      Item 25A: The sides shall establish the auditing committee to begin operation on the date that the joint venture is registered. The auditing committee shall be comprised of four (4) members, two (2) appointed by Side A and two (2) appointed by Side B. The Chairman of the auditing committee shall be appointed by Side B. The auditing committee shall operate under the control and direction of the board of directors. The auditing committee shall implement the following obligations:

     (1) to examine the finances of the joint venture;

     (2) to supervise the directors, president, department managers over their breach of laws, regulations, contracts of the joint venture and the chapter of association of the joint venture when they carry out their duties;
     (3) when the director or the president's behaviour has harmed the interest of the joint venture, the auditing committee has the obligation to request that the board correct the problem;
     (4) supervise all the staff to carry out their duties conscientiously and to obey the regulations for the joint venture;
     (5) propose to have a special board meeting;
     (6) if a problem is arising, the auditing committee should submit a written report to the board setting forth the facts.

Directors, managers and financial managers of the joint venture can not act as members of the auditing committee.

        Chapter 9 Operation and Management Organization

     Item 26: The joint venture should set up an organization in charge of the daily operation and management works. This organization should have one (1) officer who shall be the president and chief executive officer and one (1) officer who shall be the vice president and chief operating officer. Both are employed by the board for three (3) years, subject to the right of the Board to dismiss them by vote of at least three-fourths (3/4) of the board members at a duly called meeting of the board. The president shall be recommended by Side A and approved by a vote of the entire Board. The vice president shall be recommended by Side B and approved by a vote of the entire Board. After the three-year term is over, they could be redesignated by each side and subject to the unanimous approval of the board of directors. The parties agree that the joint venture shall be responsive to market needs, and the president and vice president shall each be responsive to the needs of the marketing group of the joint venture. In addition to the president and vice president, each side may recommend up to three (3) officers to serve as their designated management employees. These designated management employees shall have the responsibility and the authority to carry out the responsibilities of each side as set forth in Chapter 7, above.

     Item 27: The responsibilities of the president are:

     (1) to carry out all the decisions of the board of directors,organize and direct the daily operation and management works;
     (2) organize and implement the joint venture's annual operation plan and investment schedule;
     (3) draw up the scheme for the organization of the joint venture;
     (4) make the basic managing regulations of the company;
     (5) make the detailed rules and regulations of the joint venture;
     (6) with the approval of the side that designates the employee, propose to the Board that the joint venture hire or fire the person in charge of financial, technical or marketing functions of the joint venture;
     (7) under the terms provided in this Item 27, hire and fire the personnel other than the ones that should be hired and fired by the board of directors;
     (8) under the direction of the board, the president shall represent the joint venture in negotiations with other institutions and sign the documents.

The president has the right to hire and fire the people working under him, except that designated management employees recommended by Side A or Side B may be fired by the president only if the side recommending the designated management employee concurs with the firing. Before the president fires an employee who works under the supervision of a designated management employee (as provided for in Item 26), the president shall obtain concurrence of that designated management employee. The president shall also execute all other authority given to him by the board. Based on the principles of mutual consultation, the president shall consult with the vice president on all matters. If the president and vice president disagree on any matter, they will consult further to resolve their disagreement, and they may seek the assistance of the chairman and vice chairman of the board in this matter. Any matter can be referred to the board of directors for final decision if it is so major that it cannot be decided by mutual consultation.

     The vice president should consult with, advise and assist the president.

     Department managers shall be designated to be in charge of the works of each department. To the extent that the work of a department is the primary responsibility of a particular side under Chapter 7, the department manager may be one of the designated management employees of that side. The department managers shall act under the direction of, and be responsible to, the president and vice president.

     Item 28: The president and the vice president may be dismissed at any time if they were found to engage in malpractice, corruption or neglect their duties.

     Item 29: If necessary, an office of legal adviser should be set up to provide the legal service and protection to the joint venture. This office will be made up of an equal number of people from Side A and Side B.

           Chapter 10 Purchase of Equipment and Material

     Item 30: The natural materials, fuels, necessary accessories, means of transportation and the office furnishings needed by the joint venture should be preferably purchased in China as far as possible as long as they are of the same or better quality and available on the same or better terms and conditions (including reliability of timeliness of deliveries)

     Item 31: The purchasing of the equipment and materials in the domestic and international markets should be participated in by persons from both sides.

                 Chapter 11 Sale of the Products

     Item 32: The products of the joint venture should be sold in the national and international markets. Based on the guarantees of Side A under Item 17.13, and the ability of the joint venture to make timely deliveries of product, the joint venture has set the goal that initially, at least 50% of the naphthenic based products produced by the joint venture should be for export, which will be initiated by Side B, and is to be one of the sources of foreign currency payments. The sales of the products in international markets should be participated in by persons from both sides. In general, paraffinic based products will be for domestic sale.

     Item 33: The joint venture may set up subordinate sales corporations to assist with the sale and distribution of its products, subject to the approval from the relevant organization of Chinese government.

     Item 34: The trademark of the products will be decided by the parties and necessary approvals shall obtained.

             Chapter 12 Preparation and Construction

     Item 35: During the period of preparation, retexturing and construction of any joint venture plant, a preparing office should be set up under the board. The office is made up of six
(6) persons, of which four (4) will be from side A and two (2) will be from Side B. The director will be recommended by side A and the deputy director will be recommended by Side B for the preparing office. The director and the deputy director are designated by the board.

     Item 36: The responsibilities of the preparing office are:

     To examine the project plant design, decide on the contracts for the construction and retexturing of the project plants, purchase and examine the equipment and materials, decide the general rate of progress, draw up the financial conditions and financial accounts, draw up management measures, safekeep and file the organizing documents, drawings and data.

     Item 37: Both sides will designate several technicians to form a technical group under the preparing office in charge of investigating, supervising and examining the design, quality, material and technical matters for the project plants.

     Item 38: The authorized size, wages and expenses of the preparing office will be approved by the board and may be listed in the budget.

     Item 39: The preparing office will be dissolved by the board after construction of the project plants and the related transferring.

          Chapter 13 Financial Accounting and Auditing

     Item 40: The joint venture pays taxes according to the "Income Tax Law of the People's Republic of China for Enterprises with Foreign Investment and Foreign Enterprises", the Value Added Tax Laws of the People's Republic of China as applicable to it,and enforcement regulations of these laws, as the same may beamended from time to time (but only if the amendment is applicable to the joint venture).

     Item 41: The joint venture draws the reserve fund, development fund, award fund and welfare fund according to the regulations of the "Law of Chinese Foreign Joint Ventures of the People's Republic of China". The rate is decided by the board considering the operating condition of the joint venture every year.

     Item 42: The financial year of the joint venture is from January 1 to December 31. All the accounting records and bills must be written in Chinese and English.

     Item 43: The accountants registered in China should be employed to check the accounting records and reports. If necessary, the accounting records and reports will be audited by an internationally recognized accounting firm acceptable to the parties. The checking report should be submitted to the president and the board.

     After informing the president, either side may employ the accountants and auditors either Chinese or foreigner at its own expense to check the accounts and records of the joint venture.

     Item 44: In the first three (3) months of every operating year and within 30 days after the end of each quarter, the president should organize to draw up the statements of assets and liabilities, profit and loss statements and profit distributing plan of the previous year and submit to the board.

       Chapter 14 Foreign Currency Equilibrium and Profits
         Distribution

     Item 45: The joint venture should arrange to use the foreign currency in the order below:

     1. The essential use to maintain the daily manufacturing and operation;
     2. Repay the principle and interest of the foreign currency loan;
     3. Import the essential equipment and raw materials;
     4. Share out the profits due each side;

     Item 46: Both parties will use their best efforts to assist in balancing the foreign exchange of the joint venture by any means available to the joint venture, including that the joint venture may apply to obtain foreign currency in the foreign exchange market. When the Joint venture cannot maintain its foreign currency equilibrium by itself:

     1. When the joint venture cannot afford to pay both sides all their benefit in foreign currency, it may use RMB instead to pay Side A, but Side B must always be paid its benefit in $US or as provided in Item 46A;
     2. If the above item 45 does not work, the joint venture can also pay RMB to Side B, unless Side B elects to be paid as provided in Item 46A.

     Item: 46A If the joint venture is unable to obtain the necessary foreign currency to allow Side B to receive its share of the profits of the joint venture in foreign currency, and if Side B requests, the joint venture shall provide Side B with sufficient lubricant oil or other products produced by the joint venture for export to allow these obligations to be met in foreign currency. In order to implement this plan, the following will be done:

     (1) Side B is up to choose the category of the lubricating oil or other products within the joint venture's production capacity.
     (2) The lubricating oil or other products of the joint venture will be delivered to Side B at a mutually agreeable port (or, if the two sides do not agree on a port, then at a convenient port in China designated by Side B), with all necessary permits and licences to allow the export of the lubricating oil or other products of the joint venture.
     (3) The price of the lubricating oil or other products of the joint venture will be based on the international export price for production of the same quality and quantity FOB at the port where the lubricating oil or other products of the joint venture are delivered to Side B.
     (4) Side B can arrange for the detailed time for the joint venture to deliver the lubricating oil or other products of the joint venture.
     (5) The amount of the lubricating oil or other products of the joint venture delivered to replace the profit allocation is:

     Side B's profits due and unpaid in the last year international export price determined under (3) , above.

     (6) After the joint venture has delivered the lubricating oil or other products at the port designated in (2), above, of the quality and quantity specified and at the time designated by the Side B, it will be regarded that Side B has got its due profits.

     Item 46B. After the joint venture has paid the income taxes according to the law, the profits will be paid according to the following order:

     (1) to pay the money for compensation, breach of contract, delay and punishment;
     (2) to make up the losses of the joint venture in the last year;
     (3) to deposit some funds for working capital and for future development of the joint venture in accordance with plans adopted by the board of directors, and to provide funds for the workers' reward and welfare programs adopted by the board of directors;
     (4) to distribute profits according to the both parties investment proportion.

Chapter 15 Labour Management

     Item 47: The board of the joint venture should draw up a plan about employment, training, dismissing, wages, insurance, welfare, safety and hygiene, discipline, rewards and penalties according to the labour management regulations of joint ventures in China.

     Item 48: The joint venture may sign up employment contracts with individuals or groups of workers if approved by the board of directors. After an employment contract has been concluded, it should be submitted to the local Labour administrative departments for filing.

     Item 49: To employ the workers in China, all these aspects should be considered: educational level, proficiency of foreign languages, working ability and skills, health condition, professional ethics, etc. and employ only those who are outstanding.

     Item 50: The treatment about wages, insurance, welfare, business travel expenses, etc. of the senior management personnel is decided by the board.

             Chapter 16 Time Limit of Joint Venture

     Item 51: The operating time limit of the joint venture is thirty (30) years calculated from the day the joint venture gets its license.

     If suggested by one (1) side and agreed by both sides, the operating time limit of the joint venture may be extended by decision of the board. The joint venture should apply for such extension to the original registration institution six (6) months before the expiration.

                  Chapter 17 Ending and Clearance

     Item 52: The joint venture should be ended if one (1) of these circumstances occurs:

     1. When the joint venture reaches its expiration;
     2. Serious losses caused by force majeure stipulated in Chapter 19 have made the joint venture unable to maintain its ordinary operation for six (6) months;
     3. One (1) side of the joint venture fails or refuses to perform its obligations under this Contract and fails to remedy the breach within thirty (30) days of receiving written notice of breach of contract from the other side, but if a matter is submitted to arbitration, the joint venture will not terminate if the party complies with the arbitration decision in a timely fashion;
     4. The joint venture has a serious deficit for three (3) successive years and does not have the ability to clear off its due debts;
     5. The parties agree that the joint venture has not reached its main objectives and has no prospect of doing so;
     6. If the joint venture is adjudicated to be bankrupt by a final, nonappealable decision of a court of competent jurisdiction and the joint venture cannot reach an agreement with creditors.

     Under the circumstances described in articles 2,4, and 5 of this Item, the board should get a consensus and report to the original registration institution to terminate this Contract and the joint venture before expiration.

     Under the circumstances of article 3 of this Item, the side that abides by this Contract has the right to report to the original registration institution to terminate this Contract and the joint venture before expiration, and has the right to claim indemnity from the other side.

     Item 53: The board should draw up the clearing procedures and principles, select the members of the clearing committee as soon as the joint venture terminates and report to the responsible authorities.

     Item 54: During the clearing period, the clearing committee should bring or answer Indictments on behalf of the joint venture.

     Item 55: The expenses of clearing and the payment of the clearing committee members will be paid from the assets of the joint venture after the clearance and will have first payment priority. The remaining assets should first be paid for the debts, and then be allotted between the two (2) sides in the proportion of their investment. If the joint venture is terminated before expiration, the clearing should be done on the assets on the day the joint venture ended according to law. The remaining assets after clearance should first be paid for the debts and then allotted between the two (2) sides according to their investment proportion.

     Item 56: After the joint venture is terminated, both sides have the right to continue using the patent, technical and corresponding data. After the joint venture terminates, all the financial records and bills will be kept by Side A, but Side B will have the right to inspect and make copies of all financial records and bills at its expense.

     The trademark is provided by Side A and is registered in the patent management department in China, so, the right of using this trademark should be returned to Side A. If the joint venture develops its own trademark, the rights' to the trademark will be sold as part of the clearing of the assets.

       Chapter 18 Responsibility of Breaking the Contract

     Item 57A: If either side behaves in the following way, the other side is entitled to determine that that side has constituted the breach of the contract:

     (1) fails to pay the investment money which is stipulated in chapter 5 in this contract in a timely fashion;
     (2) fails to carry out the obligations which are stipulated in chapter 7 of this contract.

     Item 57B: If the side who has followed the contract properly makes sure that the other side has broken the contract, he is entitled to take the following measures to stop the behaviour of the breach of the contract and to reduce the unnecessary losses:

     (1) to notify in written form the side who has broken the contract to correct its behaviour of the breach of the contract at once or in a designated time limit and to compensate for the losses already caused by the breach of the contract;
     (2) to require the side who has broken the contract to perform the contract without any condition;
     (3) to ask the side who has broken the contract to pay fee for the breach of the contract and the compensation money according to the stipulations in Item 57C;
     (4) if the other side has completely broken the contract, the side who has followed the contract may terminate the contract, considering that the continuous performance of the contract is no longer necessary according to the provisions of part 3 of Item 52.

     Item 57C: The side who has broken the contract should pay the money for the breach of the contract and the compensation money to the side who has followed the contract properly according to the following principles within 30 days after the obligation has been clarified or after the receipt of the other side's written notice:

     (1) If the breach of the contract which is mentioned in Item 57A(1) arises, from the date that proper amounts should have been paid, the side who has broken the contract will have to pay 0.03% of the delayed payment each day as the money for the breach of the law. Also the losses caused by the failure to invest in the agreed proper way should also be compensated.
     (2) If the breach of the contract which is mentioned in Item 57A(2) arises, the actual losses caused by the breach of the contract will be compensated and an additional 10% of the actual loses will be paid as the money for the breach of the contract together with compensation money.

     Item 58: If one (1) side of the joint venture fails to perform this Contract, it must take the responsibility. If both sides violate the treaty of this Contract, they must take their own responsibility respectively.

                      Chapter 19 Force Majeure

     Item 59: When conditions of force majeure occur such as an earthquake, typhoon, flood, war and other contingencies that will directly interfere with the performance of this contract or the agreed upon terms, one (1) side should inform the other side immediately. It should also provide the details of the contingencies and inform whether this Contract could be performed or partly performed, whether deferment is needed, and provide corresponding reasons and valid testimonial in fifteen (15) days. The testimonial must be issued by the notary in the locality of the force majeure. The two (2) sides should consult to decide whether to terminate this Contract or to partly dissolve the responsibilities of this Contract or to defer the performance of this contract according to the degree of damage.

                     Chapter 20 Insurance

     Item 60: All types of insurance of the joint venture should be insured by an insurance company in China acceptable to the parties. The insurance types, coverages and periods are decided by the board according to the regulations of the People's Insurance Company of China. Additional insurance will be carried by the joint venture if required by any lender or if determined to be prudent by the board.

                  Chapter 21 Solving of Dispute

     Item 61.1: The parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof.

     Item 61.2.1: Any dispute that has not been settled through such consultation may be referred to arbitration at the request of and by either side. The arbitration shall be conducted in accordance with the following provisions:

     Item 61.2.2: If agreed upon by both sides in writing, such dispute shall be referred to arbitration conducted by the Board of Foreign Trade Arbitration of the China International Trade Promotion Committee ("CCPIT") in Beijing and will be arbitrated according to the procedures of CCPIT.

     Item 61.2.3: If the parties fail to reach an agreement on the arbitration arrangement mentioned in Item 61.2.2, the parties shall establish an ad hoc arbitration tribunal to conduct arbitration in accordance with the following provisions:

     Item 61.2.3.1: The ad hoc arbitration tribunal shall consist of three (3) arbitrators. The parties shall each appoint an arbitrator and the two (2) arbitrators so appointed shall designate a third arbitrator. If one (1) of the parties does not appoint its arbitrator within sixty (60) days after the first appointment, or if the two (2) arbitrators once appointed fail to appoint the third within sixty (60) days after the appointment of the second arbitrator, the relevant appointment shall be made by the Arbitration Institute of the Stockholm Chamber of Commerce, Sweden.

     Item 61.2.3.2: The third arbitrator shall be a citizen of a country that has formal diplomatic relations with both the People's Republic of China and the USA, and shall not have any economic interests (direct or indirect) or relationship with the parties or the dispute.

     Item 61.2.3.3: The place of arbitration shall be determined by the parties through consultations or, failing an agreement of the parties, by a majority of the arbitrators of the ad hoc tribunal.

     Item 61.2.3.4: The ad hoc arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of United Nations Commission on International Trade Law ("UNCITRAL") of 1976. However, if the above-mentioned arbitration rules are in conflict with the provisions of this Chapter 21, the provisions of this Chapter 21 shall prevail.

     Item 61.2.4: Both the Chinese and English languages shall be official languages used in the arbitration proceedings. All hearing materials, statements of claim or defence, award and the reasons supporting them shall be written in both Chinese and English.

     Item 61.2.5: Any award of arbitration shall be final and binding upon the parties.

     Item 61.2.6: The right to arbitrate disputes under this contract shall survive the termination of the joint venture.

     Item 62: During the arbitration, this contract should continue to carry out except the part in dispute and arbitration.
If the disputes are fundamental, the board is responsible for deciding whether to cease this Contract.

                  Chapter 22 Applicable Law

     Item 63: The conclusion, effect, interpretation, performance and dispute solving of this Contract are all within the jurisdiction of Chinese laws.

                     Chapter 23 The Writing

     Item 64: This Contract is written in both Chinese and English. Both versions will govern equally. It there are any differences, they will be solved by mutual consultation and arbitration.

               Chapter 24 Effective Date and Other

     Item 65: This Contract must be approved by the authority department of the People's Republic of China. The effective date will be the date of approval.

     Revisions to this Contract can be made with the agreement of both sides and approved by the original approval institution.

     Item 66: Notices sent by means of telegraph or facsimile, etc. are accepted as legal notice upon receipt. The legal locations of the two (2) sides in this Contract are the mailing addresses of each.

     Item 67: This Contract is signed by the representative of Side A at ______________________ in ________________________ and
by the representative of Side B at ________________________ in

Representative of                    Representative of
United Lube Oil Corporation          XCL China Ltd.

/s/ Ge Tingen                        /s/ David A. Melman
----------------------               -------------------------
(signature)                          (signature)

  95.7.17                             July 17, 1995